Alan A. Blakeboro

Gary j. Hill

Diana Jessup Lee

Bruce W. McRoy

Peter A. Muzinich

Michael E. Pfau

Daniel A. Reicker

Andrew D. Simons

Timothy J. Trager

Fernando Velez, Jr.

__________

Robert B. Forouzandeh

Stephen E. White

1421 State Street, Suite B Santa Barbara, CA 93101 Telephone (805) 966-2440 Fax (805) 966-3320 June __, 2014	Mailing Address Post Office Box 1470 Santa Barbara, CA 93102-1470 _______ www.reickerpfau.com _______ Kurt H. Pyle, Retired

EnerJex Resources, Inc.

4040 Broadway, Suite 508

San Antonio, TX 78209

Re:	Form S-1 Registration Statement File No.: 333-193976
Initial Public Offering of up to ________ Shares of 10% Series A Cumulative
Redeemable Perpetual Preferred Stock of EnerJex Resources, Inc.

Ladies and Gentlemen:

We have acted as special counsel to EnerJex Resources, Inc., a Nevada corporation (the “Company”), with respect to certain legal matters in connection with the filing of Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-193976) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the registration by the Company of an aggregate of up to [____],000 shares (the “Shares”) of 10% Series Cumulative Redeemable Perpetual Preferred Stock, par value $0.001, and liquidation preference of $25.00 per share (the “Series A Preferred Stock”).

In connection with this opinion letter, we have made such investigations of law as we have deemed appropriate and we have examined the Registration Statement, the prospectus contained in the Registration Statement (the “Prospectus”), and originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation, as amended, of the Company, the Amended and Restated Certificate of Designations, Rights, Number of Shares and Preferences with respect to the Series A Preferred Stock, filed with the Secretary of State of the State Nevada on May 30, 2014 (the “Certificate of Designations”), the Bylaws of the Company, and such other documents, certificates, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

EnerJex Resources, Inc.	-2-	June __, 2014

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized and, assuming the Board of Directors of the Company will have taken action necessary to set the sale price of the Shares, upon the payment for and delivery of the Shares in accordance with the Registration Statement and the Prospectus, such Shares will be duly authorized, validly issued, fully paid and nonassessable. We do not by this letter express any other opinion with respect to the Shares or any other matter.

The opinions expressed herein are limited to the Nevada Revised Statues and the rules and regulations and reported judicial and regulatory determinations thereunder and we express no opinion with respect to the laws of any other state or jurisdiction. We expressly disclaim any obligation to advise you of any change in law or subsequent legal or factual developments that might affect any matter or opinion set forth herein.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Sincerely yours,

REICKER, PFAU, PYLE & MCROY LLP